Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Revolution Medicines, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rules 457(o) and (r)	(1)	(2)	$500,000,000	0.00014760	$73,800 (3)
Fees Previously Paid	0	0	0	0	0	0	0	0
	Total Offering Amounts					$500,000,000	0.00014760	$73,800 (3)
	Total Fees Previously Paid							—
	Total Fee Offsets							$9,451 (4)(5)
	Net Fee Due							$64,349
Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	0
Fee Offset Sources	0
Rule 457(p)
Fee Offset Claims	Revolution Medicines, Inc.	424(b)(5)	333-277640	March 4, 2024		$9,451 (5)	Equity	Common Stock, $0.0001 par value per share	—	$64,031,140
Fee Offset Sources	Revolution Medicines, Inc.	424(b)(5)	333-277640	March 4, 2024							$9,451 (5)
(1)
Consists of shares of the registrant’s common stock, $0.0001 par value per share (the “Common Stock”), to be issued and sold from time to time pursuant to that certain Sales Agreement, dated as of August 7, 2024, by and between the registrant and TD Securities (USA) LLC.

(2)
The proposed maximum per security and aggregate offering prices will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)
Represents payment of registration fees previously deferred for the Registration Statement on Form
S-3ASR
(Registration
No. 333-277640),
filed with the Securities and Exchange Commission on March 4, 2024.

(4)
Represents the total of the fee offsets claimed pursuant to Rule 457(p) under the Securities Act of 1933, as amended (the “Securities Act”) for the portion of registration fee previously paid with respect to unsold securities, as set forth in Table 2. The registrant has terminated the offering related to the unsold securities associated with the claimed offset.

(5)
The registrant previously registered shares of its Common Stock, having an aggregate offering price of up to $124,825,544 (the “Prior ATM”), offered by means of a 424(b)(5) prospectus supplement, dated March 4, 2024 (the “Prior ATM Prospectus Supplement”), pursuant to this Registration Statement on Form
S-3ASR
(Registration No. 333-277640), filed with the Securities and Exchange Commission on March 4, 2024.

In connection with the filing of the Prior ATM Prospectus Supplement, the registrant made a contemporaneous fee payment in the amount of $18,424.25 (inclusive of (a) $11,571.33 of total fee offsets and (b) $6,852.92 of net fee due). Effective as of August 7, 2024, the Prior ATM was terminated, and the offering of such unsold shares of Common Stock previously registered pursuant to the Prior ATM Prospectus Supplement was deemed terminated (the “Prior ATM Termination”).

As of the Prior ATM Termination, shares of Common Stock having an aggregate offering price of up to $64,031,140 remained unsold under the Prior ATM Prospectus Supplement. Pursuant to Rule 457(p) under the Securities Act, the registration fee of $9,451.00 that has already been paid and remains unused with respect to the unsold shares of Common Stock previously registered pursuant to the Prior ATM Prospectus Supplement is offset against the registration fee of $73,800.00 due for this offering. The remaining balance of the registration fee, $64,349.00, has been paid in connection with this offering.